Exhibit 15
Acknowledgment of
Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Lockheed Martin Corporation

We are aware of the incorporation by reference of our report dated July 23, 2026, relating to the unaudited consolidated interim financial statements of Lockheed Martin Corporation that is included in its Form 10-Q for the quarter ended June 28, 2026, in the following Registration Statements of Lockheed Martin Corporation:

•333-92363 on Form S-8;
•333-115357 on Form S-8;
•333-155687 on Form S-8;
•333-188118 on Form S-8;
•333-195466 on Form S-8;
•333-237829, 333-237831, and 333-237832 on Form S-8;
•333-271323 on Form S-8; and
•333-271325 on Form S-3.

/s/ Ernst & Young LLP
Tysons, Virginia
July 23, 2026